Exhibit 10.14
OPTION AND PUT AGREEMENT
THIS OPTION AND PUT AGREEMENT ("Agreement") is made and entered into as of the 1st day of January, 1990, by and among THE NORTH AMERICAN COAL CORPORATION, a Delaware corporation, hereinafter referred to as "North American Coal"; DAKOTA COAL COMPANY, a North Dakota corporation, hereinafter referred to as "Dakota"; and the STATE OF NORTH DAKOTA, doing business as the Bank of North Dakota, hereinafter referred to as "Escrow Agent''.
In consideration of the agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.	GRANT OF OPTION AND PUT
1.1    North American Coal hereby grants to Dakota the exclusive right, option and privilege ("Option"), during the term of this Agreement, upon the terms and subject to the conditions herein set forth, to purchase all of the Escrowed Stock of THE COTEAU PROPERTIES COMPANY, an Ohio corporation (hereinafter referred to as "Coteau"), referred to in Section 2 hereof, at the price set forth in Section 5 hereof, subject to the price adjustment set forth in Section 6 hereof.
1.2    Upon notice in writing to Dakota and otherwise upon the terms and subject to the conditions herein set forth, North American Coal may require, at any time prior to April 22, 2007, that Dakota purchase all of the Escrowed Stock ("Put”) referred to in Section 2 hereof, at the price set forth in Section 5 hereof, subject to the price adjustment set forth Section 6 hereof.

Section 2.	TRANSFER OF STOCK; LEGEND
2.1    At the time of the execution and delivery hereof, North American Coal has delivered to Escrow Agent for the purposes herein specified, and Escrow Agent hereby acknowledges the receipt of,

share certificate No. 2 for 100 shares of Common Stock without par value (hereinafter referred to as Escrowed stock") of Coteau, being all of the authorized and issued capital stock of Coteau, together with a duly executed and legally effective stock power therefor, permitting the immediate transfer of said Stock on the books of Coteau into the name of Dakota.
2.2    At the time of the execution and delivery hereof, share certificate No. 2 for the Escrowed Stock shall affixed with the following legend:
"The shares of Common Stock without par value represented by this certificate are subject to an Option and Put Agreement dated as of January 1, 1990, by and among The North American Coal Corporation ("North American Coal"), Dakota Coal Company ("Dakota") and the Bank of North Dakota, pursuant to which Dakota has the right to acquire, and North American Coal has the right to cause Dakota to acquire, such shares upon the occurrence of certain events and the compliance with certain procedures. The Corporation will mail to the holder hereof a copy of such agreement without charge within five days after receipt of a written request therefor."

Section 3.	RIGHTS OF NORTH AMERICAN COAL
So long as the Escrow Agent shall hold the Escrowed Stock, it shall remain registered in the name of North American Coal and North American Coal shall have the right to vote the Stock, receive dividends thereon and otherwise to exercise any and all rights and privileges as record and beneficial owner, except as otherwise provided herein.

Section 4.	DELIVERY BY ESCROW AGENT TO DAKOTA
4.1    The Escrow Agent shall deliver to Dakota, pursuant to the Option, the Escrowed Stock in proper form for transfer upon satisfaction of the following conditions:
(a)    The occurrence of any one of the following events, notice of which shall be given forthwith in writing to the Escrow Agent by North American Coal and Dakota:

(i)	the expiration of the original term of the coteau Lignite Sales Agreement dated January 1, 1990 (hereinafter referred to as the "Lignite Sales Agreement")

between Coteau and Dakota, preceded by a written notice by Dakota to North American Coal and the Escrow Agent given at least three (3) years before the expiration of such original term, certified by the President of Dakota and otherwise in accordance with the terms of the Lignite Sales Agreement, exercising the Option; or

(ii)
the expiration of any renewal term of the Lignite Sales Agreement, preceded by a written notice by Dakota to North American Coal and the Escrow Agent given at least eighteen (18) months before the expiration of such renewal term, certified by the President of Dakota and otherwise in accordance with the terms of the Lignite Sales Agreement, exercising the Option; and

(b)     Receipt by the Escrow Agent from Dakota of a certified check payable to the order of North American Coal in the amount equal to the sum of the amounts in clauses (a), (b) and (c) of Section 5.1 hereof and determined in accordance with Section 5.2 hereof.    such certified check shall be delivered to North American Coal by the Escrow Agent concurrently with the delivery of the Escrowed Stock to Dakota.
4.2    The Escrow Agent shall deliver to Dakota, and Dakota shall acquire from the Escrow Agent, pursuant to the Put, the Escrowed Stock in proper form for transfer upon satisfaction of the following conditions:
(a)    Termination of the Lignite Sales Agreement by Dakota in accordance with Section 14.2 thereof, notice of which shall be given forthwith in writing to the Escrow Agent by North American Coal and Dakota; and
(b)    Receipt by the Escrow Agent and Dakota from North American Coal of North American Coal's notice to Dakota that it is exercising the Put, which notice may be given by North American Coal at any time within ninety (90) days following the date of the notice referred to in clause (a) of this Section 4.2.

4.3    Upon receipt of the Escrowed Stock in accordance with Section 4.2 hereof, Dakota shall deliver a certified check payable to the order of North American Coal in the amount equal to the sum of the amounts in clauses (a), (b) and (c) of Section 5.1 hereof and determined in accordance with Section 5.3 hereof.

Section 5.	PRICE DETERMINATION AND AMOUNT OF PAYMENT
5.1    The price to be paid to North American Coal for the Escrowed Stock shall be an amount equal to the sum of the following:
(a)    $1,000.00, which represents the stated capital of Coteau;
(b)    an amount equal to the amount of capital surplus of Coteau;
(c)    an amount equal to the earned surplus of Coteau; and
(d)    the production payments called for by Section 5.7 of the Lignite Sales Agreement.
5.2    If Dakota exercises the Option to purchase the Escrowed Stock at the end of the original term or a renewal term of the Lignite Sales Agreement, the amounts under clauses (b) and (c) of Section 5.1 shall be determined by Dakota as of the end of the original term or renewal term of the Lignite Sales Agreement, as the case may be, on the basis of the then most recent monthly financial statements furnished to Dakota by Coteau, and the calculation thereof shall be stated in a written notice delivered by Dakota to the Escrow Agent and North American Coal within five (5) days following the end of the original term or renewal term of the Lignite Sales Agreement, as the case may be.
5.3    If Dakota is required to purchase the Escrowed Stock pursuant to the Put, the amounts under clauses (b) and (c) of Section 5.1 shall be determined by Dakota as of the date of its termination of the Lignite Sales Agreement in accordance with Section 14.2 thereof on the basis of the then most recent monthly financial statements furnished to Dakota by coteau, and the calculation thereof shall be stated in a written notice delivered by Dakota to North American Coal within five (5) days following the date of such notice.

Section 6.	SUBSEQUENT PRICE ADJUSTMENT
Immediately after the delivery of the Escrowed Stock to Dakota as above provided, independent public accountants selected by North American Coal and reasonably satisfactory to Dakota shall make an audit of the results of operations of Coteau for the period beginning with the date of the most recent monthly financial statements furnished to Dakota by Coteau and ending as of the date of delivery of the Escrowed Stock to Dakota and the financial position of Coteau as of such latter date and shall within ninety (90) days after the delivery of the Escrowed Stock report to Dakota and North American Coal the results of said audit. Dakota shall pay promptly by certified check to North American Coal any amount by which the certified check delivered to the Escrow Agent pursuant to Section 4 is less than the amount due to North American Coal as determined by the aforesaid audit by independent public accounts, or North American Coal shall refund promptly by certified check to Dakota any amount by which the certified check delivered to the Escrow Agent is greater than the amount due to North American Coal as so determined by such independent public accountants.

Section 7.	INDEMNIFICATION
7.1    In the event either the Option or the Put herein granted are exercised:
(a)    North American Coal shall indemnify and hold harmless Dakota from and against all claims and liabilities for state and federal income taxes of Coteau which are or shall become due for the period prior to the date of delivery of the Escrowed Stock to Dakota and not resulting from any change in accounting methods of Coteau after such date.
(b)    Dakota shall indemnify and hold harmless North American Coal from and against all claims and liabilities with respect to the obligations, indebtedness or other liabilities of Coteau incurred pursuant to the Lignite Sales Agreement for which Dakota would have been obligated or liable to pay to or reimburse Coteau directly or indirectly if Dakota has not purchased the Escrowed Stock other than claim or liabilities referred to in Subsection (a) of this Section 7.1.
7.2    If any claim or liability is asserted against North American Coal or Dakota after the date of delivery of the Escrowed Stock to Dakota in respect of which indemnity may be sought hereunder by Dakota or North American Coal, the indemnified party, as a condition precedent to the obligations of the indemnifying party under this Section 7, shall promptly so notify the indemnifying party in writing of such claim. The indemnifying party, at its option, may elect to assume the defense of such claim, including the employment of legal counsel and payment of all expenses associated therewith. If the indemnifying party assumes such defense, the indemnified party agrees to cooperate and, in the case of Dakota, to cause Coteau to cooperate fully in such defense, and the indemnified party shall have the right to employ separate legal counsel and participate in such defense, but the fees and expenses of such legal counsel shall not be at the expense of the indemnifying party. If the indemnifying party elects not to assume such defense, the indemnifying party shall promptly so notify the indemnified party and the indemnifying party shall be obligated to pay the reasonable fees and expenses of legal counsel to the indemnified party in such defense.

Section 8.	DELIVERY BY ESCROW AGENT TO NORTH AMERICAN COAL
The Escrow Agent shall forthwith deliver to North American Coal the Escrowed Stock and this Agreement shall terminate upon the receipt by the Escrow Agent from North American Coal of written notification that said Lignite Sales Agreement has terminated without either the conditions set forth in Section 4.1 hereof or the conditions set forth in Section 4.2 hereof having been satisfied.

Section 9.	CUSTODY OF ESCROWED STOCK
The Escrow Agent agrees that it will hold the Escrowed Stock delivered to it by North American Coal in accordance with the provisions of this Agreement and that beneficial and record ownership of said Stock shall remain in North American Coal during the escrow period. No assignment, transfer or conveyance of any right, title or interest in or to the Escrowed Stock shall be made by the Escrow Agent except as provided in this Agreement.

Section 10.	FEES AND DUTIES OF ESCROW AGENT; SUCCESSOR ESCROW AGENT
10.1    The Escrow Agent shall be compensated for its services hereunder at its customary rate in effect during the term hereof.    such compensation shall be paid by Dakota.
10.2    Should any controversy arise, or should the Escrow Agent have a good faith doubt concerning the right of any person to the Escrowed Stock or any check from Dakota, the Escrow Agent shall have the right, but not the duty, to institute a bill of interpleader in any court of competent jurisdiction to determine the interests of North American Coal and Dakota to the Escrowed Stock. In the event that the Escrow Agent attempts to so institute a bill of interpleader and the court denies or dismisses such bill, then the Escrow Agent shall have the right to refuse to comply with any demands made upon it and to refuse to take any other action hereunder, so long as such controversy shall continue or such doubts exists.
10.3    The Escrow Agent shall not be liable for any action it may take or fail to take as escrow agent while its conduct is in good faith and in the exercise of its own best judgment or upon the advice of its legal counsel.
10.4    The Escrow Agent shall be protected in acting upon any written notice, request, demand, waiver, consent, certificate, receipt, authorization, power of attorney, demand, letter, judgment, other paper or document which the Escrow Agent believes in good faith to be genuine and shall have no obligation to verify the underlying calculation of the amount of a certified check received in accordance with Subsection 4.l (b) or Section 4.3 hereof.
10.5    North American Coal and Dakota may at any time mutually designate in writing another person or corporation as a successor Escrow Agent. The Escrow Agent, upon receipt of such designation of such successor signed by North American Coal and Dakota, shall promptly deliver to such successor the Escrowed Stock and any check from Dakota, and thereafter such successor shall be bound by all of the covenants of the Escrow Agent contained herein.

10.6    The duties of the Escrow Agent are only such as are specifically provided in this Agreement, being purely ministerial in nature, and the Escrow Agent shall incur no liability whatever, except for willful misconduct or gross negligence so long as it has acted in good faith.
10.7    The Escrow Agent shall be under no responsibility in respect of the Escrowed Stock and any check from Dakota other than to faithfully follow the instructions contained herein.
The Escrow Agent may consult with its legal counsel and shall be fully protected in any action taken in good faith in accordance with such consultations. The Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter hereof unless requested to do so by the parties hereto and indemnified to its satisfaction against the cost and expense of such defense. The Escrow Agent shall not be required to institute legal proceedings of any kind.
10.8    The Escrow Agent shall have no responsibility for the genuineness or the validity of any document or other item deposited with it or for the identity or legal capacity of any party involved or for the sufficiency of any agency or for the genuineness of signatures to any papers or documents or for any delay in or under this Agreement due to any cause beyond its control, and it shall be fully protected in acting in accordance with any written instruction given to it hereunder and believed by it to have been signed by the proper parties.
10.9    The Escrow Agent shall not be liable in the event it shall be prevented from delivering the Escrowed Stock or any check from Dakota by operation of law or order of a court of competent jurisdiction.
10.10    Provided the terms hereof can be complied with, the Escrow Agent shall not withhold completion and settlement thereof, unless restrained by order of court or served with some legal proceeding having a similar effect, and in so doing, the Escrow Agent will not become liable to the undersigned, or to any other person, for its failure or refusal to comply with conflicting or adverse claims or demands.

10.11    In the event of a dispute between the parties, an ambiguity in the provisions hereof or uncertainty on the part of Escrow Agent as to how to proceed with the terms hereof, such that the Escrow Agent, in its sole and absolute judgment, deems it necessary for its protection to do so, Escrow Agent may (a) refrain from taking any action other than to safely keep the Escrowed Stock and any check from Dakota deposited with it until it shall have received joint written instructions from the parties hereto, or (b) deposit the Escrowed Stock and any such check into a court of competent jurisdiction and thereupon have no further duties or responsibilities in connection therewith.
10.12    The Escrow Agent may resign at any time by delivering written notice at least thirty (30) days before the date upon which such resignation is to become effective to the parties hereto, who hereby agree to designate, by a written instrument delivered to the Escrow Agent together with the acceptance of such successor on or before such effective date, a successor Escrow Agent. After the effective date of such resignation, the Escrow Agent shall be under no further obligation to perform any of the duties of Escrow Agent under the terms of this Agreement other than to deliver the Escrowed Stock and any check from Dakota previously delivered to it to a properly designated successor Escrow Agent or to deal with such Escrowed Stock and check as provided in Section 10.11 hereof. Any successor Escrow Agent shall have all of the duties, powers, rights and immunities conferred upon the Escrow Agent hereby. Any successor Escrow Agent may accept as complete and correct and may rely upon any account made by any prior Escrow Agent and shall not be subject to any liability or responsibility with respect to the prior administration by any prior Escrow Agent.
10.13    The Escrow Agent shall be entitled to reimbursement for amounts expended and expenses incurred, including fees for services and expenses of legal counsel, agents and attorneys-in-fact employed by the Escrow Agent.    Such compensation and expenses shall be paid by Dakota.

Section 11.	TERM
This Agreement, unless sooner terminated pursuant to Section 8 hereof, or by the exercise of the

Option or Put herein granted, in all events terminates April 23, 2057, at which time the Escrow Agent shall deliver the Escrowed Stock to North American Coal.

Section 12.	REPRESENTATIONS AND WARRANTIES
12.1    North American Coal represents and warrants to Dakota that:    (a) North American Coal is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (b) the execution and delivery of this Agreement by North American Coal and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, (c) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by North American coal shall, or after the lapse of time or the giving of notice shall, conflict with, violate or result in any breach of, or constitute a default under the Certificate of Incorporation or By-laws of North American Coal or any law, statute, rule or regulation applicable to it, or conflict, violate or result in any breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which North American Coal is a party or by which it is bound, or, except as set forth in Section 13.8 hereof, require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of North American Coal or any other person or entity, and (d) this Agreement constitutes a valid and binding obligation of North American Coal, and it is enforceable against it in accordance with its terms.
12.2     Dakota represents and warrants to North American Coal that: (a) Dakota is a corporation duly organized, validly existing in good standing under the laws of the State of North Dakota, (b) the execution and delivery of this Agreement by Dakota and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, (c) neither the execution and delivery of this Agreement nor the performance of its obligations hereunder by Dakota shall, or after the lapse of time or the giving of notice shall, conflict with, violate or result in any breach of, or constitute a default under the Articles of Incorporation or Bylaws of Dakota or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in any breach of or default under any material agreement to which it is a party orby orby which it or any of its properties is bound, or any judgment, order, award or decree to which Dakota is a party or by which it is bound, or, except as set forth in Section 13.8 hereof, require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of Dakota or any other person or entity, and (d) this Agreement constitutes a valid and binding obligation of Dakota, and it is enforceable against it in accordance with its terms.

Section 13.	MISCELLANEOUS
13.1    This Agreement and the transactions contemplated herein shall be construed, and their validity and effect shall be determined, in accordance with the laws of the State of North Dakota.
13.2    This Agreement shall not be modified or amended except by a writing which is signed by all of the parties hereto.
13.3    All notices, demands or· other communications hereunder made shall be in writing, shall refer specifically to this Agreement and shall be deemed to have been duly given when delivered in person or when actually received (as evidenced by return receipt of the courier or after posting by United States certified Mail, Return Receipt Requested) with postage prepaid and addressed as follows:

TO NORTH AMERICAN
COAL:	The North American Coal Corporation 13140 Coit Road, suite 400 Dallas, Texas 75240-5784 Attention: President and Chief Executive Officer

TO DAKOTA:	Dakota Coal Company 1600 East Interstate Avenue Bismarck, North Dakota 58501-0561 Attention: Vice President and Chief Operating Officer

TO ESCROW AGENT:	Bank of North Dakota 100 East Main P. 0. Box 5509 Bismarck, North Dakota 58502-5509 Attention: Manager, Trust Department
Any such address may be changed by written notice of such change delivered to the other parties hereto.
13.4    This Agreement may not be assigned by Dakota or North American Coal without the written consent of North American Coal or Dakota, as the case may be.     This Agreement shall be binding upon and shall obligate the parties hereto and their respective successors and assigns.
13.5    This Agreement shall not be construed or interpreted so as to diminish or limit, or have the effect of diminishing or limiting, any rights or remedies which Coteau or its successors and assigns have or may have under the Lignite Sales Agreement or under law.
13.6    This Agreement may be executed in any number of identical counterparts, each of which, when executed and delivered by the parties hereto, shall be considered to be an original, but all of which shall collectively constitute one and the same instrument.
13.7    During the term of this Agreement, North American Coal shall not permit or allow Coteau to change its stated capital or corporate charter nor issue or authorize any other or additional capital stock and shall not sell, assign or otherwise dispose of or encumber, except pursuant to this Agreement, the Escrowed Stock.
13.8    The effectiveness of this Agreement is subject to the approval of the Administrator of the Rural Electrification Administration, United States Department of Agriculture, or his designee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:	THE NORTH AMERICAN COAL CORPORATION

/s/ Thomas A. Koza	By	/s/ Clifford R. Miercort
Secretary		Clifford R. Miercort, President
And Chief Executive Officer

ATTEST:	DAKOTA COAL COMPANY

/s/ Michael Hinman	By	/s/ Robert L. McPhail
Secretary		Robert L. McPhail, President
And Chief Executive Officer

ATTEST:

ESCROW AGENT:
BANK OF NORTH DAKOTA
/s/ Signature Illegible	By	/s/ Nancy Glass
Trust Officer	Title Trust Department Manager

POWER OF ATTORNEY TO TRANSFER STOCK

FOR VALUE RECEIVED, The North American Coal Corporation hereby sells, assigns and transfers unto                                  one Hundred Shares (100) shares of the Common Capital Stock of The Coteau Properties Company standing in its name on the books of said Company represented by Certificate No. 2 herewith and do hereby irrevocably constitute and appoint the Bank of North Dakota, as the escrow agent under the Option and Put Agreement made and entered into as of January 1, 1990, by and among The North American Coal Corporation, Dakota Coal Company and Bank of North Dakota, attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.
Dated     August 3, 1990

THE NORTH AMERICAN COAL CORPORATION

By
H. Dean Jacot
Executive Vice President and
Chief Operating Officer

Attest:

Thomas A Koza, Secretary